Exhibit 10.9

LEASE

THIS LEASE (“Lease”) is entered into as of the 6th day of July, 2006 (the “Effective Date”), by and between NK IV TECH, LTD., a Texas limited partnership (“Landlord”) and TESCO CORPORATION (US), a Deleware corporation (“Tenant”).

W I T N E S S E T H:

ARTICLE I.

1.01. INTRODUCTORY PROVISIONS AND DEFINITIONS.

The Lease provisions set forth in this Section 1.01 in summary form are solely to facilitate convenient reference by the parties. If there is any conflict between this Section and any other provisions of this Lease, the latter shall control. For purposes of this lease the following terms shall have the meanings set forth opposite the term.

(a)	Project and Building Name and Address:	Sam Houston Technology Center (the Project, as more particularly described in Section 2.01 hereof), which includes the building containing approximately fifty-seven thousand three hundred fifteen (57,315) square feet of Rentable Area with an address of 3993 West Sam Houston Parkway North, Houston, Texas 77043 (the “Building”).

(b)	Premises:	Approximately 26,549 square feet of Rentable Area commonly referred to as Suite 100 of the Sam Houston Technology Center Building as shown on Exhibit “A” hereto.

(c)	Initial Term:	The period of eighty-four (84) months beginning on the Commencement Date and ending on the Expiration Date, subject to Article 3.

(d)	Commencement Date:	The first to occur of: (i) two hundred fifty-five (255) days after the Effective Date, subject to extension for the occurrence after the Effective Date of “Landlord Delays” (defined in Section 3.03) and up to forty-five (45) days of “Unavoidable Delays” (defined in Section 3.02); or (ii) four (4) months after the date that Tenant first occupies all or part of the Premises for the Permitted Use.

(e)	Expiration Date:	Eighty-four (84) months after the Commencement Date.

(f)	Base Rent for the Initial Term:

	Annual Base Rent per sf Rentable Area	Monthly Base Rent for 26,549 sf Rentable Area
Mos. 1-60	$17.50	$38.717
Mos. 61-84	$18.00	$39,824

(g)	Base Operating Expense for the Project:	Base Year 2006 Operating Expenses calculated on a per square foot of Rentable Area basis.

(h)	Tenant’s Initial Pro Rata Share:	46.32% (based on the number of square feet of Rentable Area set forth in Section 1.01 (a) and (b) above)

(i)	Permitted Use:	General Office Use.

(j)	Brokers:	Grubb & Ellis Company (for Tenant)
Moody Rambin Interests Inc. (for Landlord)

(k)	Addresses for Notices:	TO: Tenant
c/o Tesco Corporation (US)
3993 West Sam Houston Parkway North, Suite 100
Houston, Texas 77043
Attention: Legal Counsel

TO: Landlord
NK IV TECH, LTD.
c/o Moody Rambin Interests, Inc.
1455 West Loop South, Suite 700
Houston, Texas 77098

With a Copy to:

NK IV TECH, LTD.
800 Bering Drive, Suite 350
Houston, Texas 77057
Attention: Kirk Pfeffer

(l)	Business Day:	The term business day shall mean each weekday, Monday through Friday, inclusive, excluding holidays. The term holiday shall mean each of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

(m)	Guarantor	None

(n)	Security Deposit:	None

(o)	List of Exhibits:	Exhibit “A”	-	Floor Plans
		Exhibit “A-1”	-	Right of Refusal Space and OEG Refusal Space
		Exhibit “B”	-	Land
		Exhibit “C”	-	Leasehold Improvements
		Exhibit “C-1”	-	Building Standard and Shell Condition
		Exhibit “D”	-	Parking
		Exhibit “D-1”	-	Parking Plan
		Exhibit “E”	-	Rules and Regulations
		Exhibit “F-1”	-	Monument Sign Elevation, Location and Criteria
		Exhibit “F-2”	-	Building Facade Sign Criteria
		Exhibit “F-3”		Porte Cochere Conceptual Design
		Exhibit “G”	-	Exclusions from Operating Expenses

ARTICLE 2

2.01. PREMISES.

Landlord hereby leases, lets and demises unto Tenant, and Tenant hereby leases and rents from Landlord, upon and subject to the provisions of this Lease, the Rentable Area of the Premises in the Building located on the tract of land (“Land”) situated in Harris County, Texas and more particularly described on Exhibit “B” attached hereto and incorporated herein for all purposes (the Building, the Land, the parking areas (including covered and uncovered parking areas) and all “Common Areas” (hereinafter defined) being hereinafter collectively referred to as the “Project”), TO HAVE AND TO HOLD said Premises for the Term, and further grants to Tenant the non-exclusive right along with other tenants, their employees and invitees to use the parking areas (subject to the terms set forth in Exhibit “D” hereto and any exclusive parking rights from time to time granted by Landlord), walkways, driveways and other common areas of the Project (collectively, the “Common Areas”), subject to the provisions of this Lease. Such space so leased to Tenant is herein called the “Premises” and is reflected on the floor plans (“Floor Plans”) of the Building attached hereto as Exhibit “A”. The exact square footage of the Premises shall be calculated by Landlord’s architect at completion of construction of the leasehold improvements and shall be measured in accordance with the most recently published BOMA standard “ANSI Z65.1-1996” as interpreted by written guidance published by BOMA entitled “Answers to 26 Key Questions About the ANSI/BOMA Standard for Measuring Floor Area in Office Buildings”; provided that in no event shall the Premises contain less than 26,500 square feet of Rentable Area without the prior written consent of Landlord. The “Rentable Area” of the Premises shall be an amount equal to the sum of (i) the square footage as so measured plus (ii) two percent (2%) of the square footage as so measured. If, after such measurement, the actual rentable square footage of the Initial Premises is found to be different than the number of rentable square feet identified above in this Section 1.01 (b), Landlord and Tenant shall execute and deliver an amendment to the Lease setting forth the actual Rentable Area of the Premises. The Landlord and Tenant hereby stipulate and agree that, for all purposes under this Lease the Rentable Area of the Building shall equal fifty-seven thousand three hundred fifteen (57,315) square feet.

2.02. IMPROVEMENTS.

All installations now or hereafter placed on the Premises in excess of Building Standard items as determined by Landlord and as set forth in Exhibit “C” shall be for Tenant’s account and at Tenant’s cost (and Tenant shall pay ad valorem taxes and increased insurance thereon, to the extent such amounts are reasonably ascertainable by Landlord and can be demonstrated to Tenant), which costs shall be payable by Tenant to Landlord as additional rent hereunder promptly upon being invoiced therefore, and failure by Tenant to pay same in full within thirty (30) days shall constitute an Event of Default by Tenant hereunder giving rise to all remedies available to Landlord under this Lease and at law for non-payment of Rent. “Building Standard”

shall mean the type, brand, quantity or quality of materials, equipment, finishes, services, insurance coverages, methods, scheduling, and usages Landlord designates as of the Effective Date to be standard for the Building or the Project, including without limitation those described a s Building Standard in Exhibit “C-1” attached hereto. Landlord may make changes to the Building Standard after the Effective Date provided the change does not materially reduce or diminish the quality of the Project or its use as general office space.

ARTICLE 3

3.01. TERM.

This Lease shall be effective as of the Effective Date hereinabove first set forth and will continue in full force and effect until the expiration or termination of this Lease. The period during which Tenant is required to pay rent hereunder, which is to begin on the Commencement Date and expire on the Expiration Date, subject to any renewals, modifications or terminations pursuant to the terms of this Lease, is herein called the “Term”.

3.02. LANDLORD’S TENDER DATE.

The date Landlord tenders possession of the Premises to Tenant for commencement of construction of the leasehold improvements pursuant to Exhibit “C” is herein called the “Landlord’s Tender Date”, which shall be no later than two (2) business days after Tenant provides a copy of the “Building Permit” (as defined in Exhibit “C” hereto) required for construction of the leasehold improvements described in the “Approved Drawings” to be approved by Landlord and Tenant as set forth in Exhibit “C” hereto. If Landlord is unable to tender possession of the Premises to Tenant on the estimated Landlord’s Tender Date set forth in Exhibit “C” due to “Unavoidable Delays” in Landlord’s performance and/or “Tenant Delays” (defined below), Landlord shall not be liable for any claims or damages in connection with such failure to tender possession. As used herein the term “Unavoidable Delays” shall mean delays that result from inability reasonably to obtain labor, materials, equipment, or supplies, or by reason of circumstances directly or indirectly the result of any state of war or national or local emergency, or by reason of any laws, rules, orders, regulations, action, non-action, or requirements of any governmental authority now or hereafter in force (including each day from the date that the Approved Drawings are submitted to the City of Houston for permitting until the Building Permit is issued), or by reason of strikes or riots, or by reason of accidents in, or damage to, the Premises, or by the reason of any other comparable cause beyond the reasonable control of the party hereunder from whom performance is required, whether it be Landlord or Tenant. Delays resulting from delay or failure on the part of Tenant in furnishing information, work, plans, drawings or other matters required of Tenant in Exhibit “C” are herein called “Tenant Delays”.

3.03. LATE POSSESSION.

No Tenant Delays shall delay the Commencement Date. Delays which are the result of: (i) Landlord’s failure to approve or provide comments to plans, construction drawings, construction contracts or other documents requiring review, comment and/or approval by Landlord as set forth in Exhibit “C” hereto within ten (10) business days in the aggregate from the time delivered to Landlord until Landlord takes the required action with respect to all such instruments; and (ii) Landlord’s failure to otherwise timely perform its other obligations pursuant to Exhibit “C” hereto or to timely tender possession of the Premises on Landlord’s Tender Date (except to the extent such tender is delayed by Tenant Delays or Unavoidable Delays); are herein called “Landlord Delays” and shall extend the Commencement Date. Unavoidable Delays shall extend the Commencement Date to the extent, but only to the extent set forth in Section 1.01 (d) above.

3.04. EARLY POSSESSION.

Landlord shall tender possession of the Premises to Tenant in “Shell Condition” as set forth in Exhibit “C” hereto at the time required in Section 3.02 above. Tenant’s possession of all or any part of the Premises after Landlord’s Tender Date and prior to the Commencement Date shall be subject to all of the provisions of this Lease except payment of Rent. If Tenant enters into possession of the Premises prior to Landlord’s Tender Date for purposes other than the Permitted Use, then such possession for the period prior to Landlord’s Tender Date shall be subject to all provisions of this Lease excluding the payment of Rent, provided that no such early entry shall be permitted without Landlord’s prior written consent or operate to change the Expiration Date provided for herein.

3.05. CERTIFICATE OF COMMENCEMENT DATE AND EXPIRATION DATE.

Upon request by either Landlord or Tenant, both parties shall execute and deliver a certificate setting forth the actual Commencement Date and Expiration Date.

3.06. ACCEPTANCE LETTER.

Before the entry into possession of the Premises by Tenant, Tenant shall furnish to Landlord a letter accepting the condition of the Premises or specifying any area that is not acceptable. If Tenant enters and accepts possession, Tenant shall be deemed to have accepted the condition of the Premises without Landlord having any obligation to do further work.

ARTICLE 4

4.01. RENT.

Tenant, in consideration for this Lease and the leasing of the Premises for the Term, agrees to pay to Landlord without deduction or set-off as rent, except as may be expressly set forth in this Lease, the Rent, in monthly installments for each calendar month during the Term. Rent is payable in advance and without demand, on the first day of each calendar month during the Term. If the Commencement Date or Expiration Date is other than the first day of a month, Tenant shall be required to pay only a pro rata portion of the monthly installment of Rent for the first partial month of the Term or last partial month of the Term, as the case may be. Notwithstanding any provision expressed or implied in this Lease to the contrary, the first full month of Base Rent shall be due and payable Landlord at the same time that the Improvement Allowance is due and payable to Tenant.

4.02. PAYMENT OF RENT.

As used in this Lease, “Rent” shall mean the Base Rent, the Operating Expense reimbursements pursuant to Section 5.01, the parking charges, if any, pursuant to Exhibit “D”, and all other amounts provided for in this Lease to be paid by Tenant, all of which shall constitute rental in consideration for this Lease and the leasing of the Premises. The Rent shall be paid at the times and in the amounts provided for herein in legal tender of the United States of America to Landlord at the address specified above or to such other person or at such other address as Landlord may from time to time designate in writing. The Rent shall be paid without notice, demand, abatement, deduction, or offset except as may be expressly set forth in this Lease. Landlord shall, at its option, have the right to collect from Tenant, five cents ($.05) for each dollar ($1.00) of each installment of Rent which is not received on or before its due date, and Tenant agrees to pay such amount immediately on demand as liquidated damages to cover the additional costs of collecting and processing such late payments. Any payment which is less than the amount of Rent then due shall constitute a payment made on account thereof, the parties hereto agreeing that the Landlord’s acceptance of that payment shall not alter or impair the Landlord’s rights under this Lease to be paid all of such amounts then due, or in other respect. Tenant acknowledges that the late payment by Tenant to Landlord of Rent due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of the late payment by Tenant. Notwithstanding the foregoing, on the first occasion of Tenant’s failure to timely pay Rent, Landlord shall give Tenant written notice and ten (10) days to cure the default before imposition of any penalty.

ARTICLE 5

5.01. OPERATING EXPENSE REIMBURSEMENT.

In the event that Operating Expenses (defined in Section 5.02 hereof) of the Project during any calendar year of the Term after the year 2006 shall exceed the Base Operating Expense for the Project, Tenant shall pay to Landlord Tenant’s Pro Rata Share of the Actual Operating Expense Increase (hereinafter defined). Tenant’s Pro Rata Share at the Effective Date is set forth in Section 1.01(h) above and shall not change unless the Rentable Area of the Premises shall be increased or decreased after the Commencement Date by amendment to this Lease or the square footage of Rentable Area of the Project shall change (for example, pursuant to Article 10 or 11). Subject to the immediately preceding sentence, Tenant’s Pro Rata Share shall be equal to the percentage of the total Building Rentable Area included in the Rentable Area of the Premises. Rentable Area of the Premises and the Building shall be computed in accordance with Section 2.01. Landlord shall use good faith efforts to provide to Tenant the Estimated Operating Expense Increase beginning in December 2006 (for the calendar year 2007) and any subsequent calendar year at least thirty (30) days prior to the commencement of such calendar year. In addition to the Base Rent, Tenant shall pay in advance on the first day of each calendar month beginning January 2007 and monthly thereafter during the Term, installments equal to 1/12th of Tenant’s Pro Rata Share of the Estimated Operating Expense Increase. In the event Landlord delivers notice of the Estimated Operating Expense Increase after the particular calendar year has already commenced, then thirty (30) days after Landlord has provided Tenant with written notice of such Estimated Operating Expense Increase, Landlord shall also be entitled to require Tenant to pay concurrently with the next installment of Base Rent due under the Lease the amount by which (i) the product of one-twelfth (1/12th) of the amount of the Estimated Operating Expense Increase for such calendar year times the number of calendar months in such year which have already wholly or partially expired exceeds (ii) the Estimated Operating Expense Increase which has previously been paid by Tenant with respect to such calendar year. At any time and from time to time during the Term, Landlord shall have the right, upon written notice to Tenant, to change the amount of the Estimated Operating Expense Increase payable by Tenant hereunder to reflect more accurately, in the reasonable, good faith judgment of Landlord, the Actual Operating Expense Increase, such change to be effective with the next installment of Base Rent due at least thirty (30) days after receipt by Tenant of Landlord’s notice. Within one hundred twenty (120) days after the end of each calendar year during Tenant’s occupancy, Landlord shall furnish to Tenant a statement of the Actual Operating Expense Increase for the immediately preceding calendar year, which statement shall specify the various types of Operating Expenses and set forth Landlord’s calculations of Tenant’s Pro Rata Share of the Actual Operating Expense Increase. If Tenant’s Pro Rata Share of the Estimated Operating Expense Increase paid to Landlord during the previous calendar year exceeds Tenant’s Pro Rata Share of the Actual Operating Expense Increase, then Landlord shall, at its option, either refund the difference to Tenant at the time Landlord furnishes the statement of the Actual Operating Expense Increase or credit the amount overpaid by Tenant to Tenant’s Pro Rata Share of the Estimated Operating Expense Increase for the next calendar year. If Tenant’s Pro Rata Share of the Estimated Operating Expense Increase paid to Landlord during the previous calendar year is less than Tenant’s Pro Rata Share of the Actual Operating Expense Increase, then within thirty (30) days after Landlord furnishes such statement to Tenant, Tenant shall make a lump sum payment to Landlord equal to Tenant’s Pro Rata Share of the positive difference between the Actual Operating Expense Increase and the Estimated Operating Expense Increase theretofore paid by Tenant. The “Estimated Operating Expense Increase” shall equal Landlord’s estimate of Operating Expenses for the applicable calendar year, less the Base Operating Expense for the Project. Landlord’s statement of the Estimated Operating Expense Increase shall control for the year specified in such statement and for each succeeding year during the Term until Landlord provides a new statement of the Estimated Operating Expense Increase. The “Actual Operating Expense Increase” shall equal the actual Operating Expenses for the applicable calendar year, less the Base Operating Expense.

5.02. OPERATING EXPENSES.

The term “Operating Expenses” shall mean and include those amounts, expenses, and costs of whatsoever nature that Landlord incurs because of or in connection with the ownership, operation, management, repair, or maintenance of the Project and Landlord’s personal property used in connection therewith. Operating Expenses shall be determined on an accrual basis in accordance with generally accepted accounting principles consistently applied and shall include, without limitation, the following:

(a) Wages, salaries, fees, related taxes, insurance, benefits, and reimbursable expenses of all personnel engaged in operating, repairing, and maintaining the Project and providing traffic control about the

Project; provided, however, that if during the Term such personnel are also working on other projects being operated by Landlord, their wages, salaries, fees and related expenses shall be allocated by Landlord in good faith among all of such projects and only that portion of such expenses allocable to the Project shall be included as an “Operating Expense.”

(b) Cost of all supplies and materials used in operating, repairing, and maintaining the Project, including without limitation those costs incurred pursuant to Section 8.03 hereof.

(c) Cost of all utilities for the Project, including, without limitation, water, electricity, gas, fuel oil, lighting, heating, ventilating and air conditioning (“HVAC”), excluding electricity, HVAC and any other utility separately metered to the Premises and the premises of other tenants in the Building which shall be separately paid for by Tenant and such other tenants.

(d) Cost of all maintenance, security (if any), cleaning of the outside surface of exterior windows, landscaping, repair, and other similar service agreements for the Project and the equipment and other personal property of Landlord therein and thereon used in connection with the operation, management, repair or maintenance of the Project.

(e) Cost of all insurance relating to the Project and its occupancy or operations, including but not limited to (i) the cost of rent loss and casualty and liability insurance applicable to the Project or Landlord’s personal property used in connection with the operation of the Project, (ii) the cost of business interruption insurance in such amounts as will reimburse Landlord for all losses of earnings and other income attributable to the ownership and operation of the Project, and (iii) the cost of insurance against such perils and occurrences as are commonly insured against by prudent landlords.

(f) All taxes, assessments, and governmental charges and fees of whatsoever nature, whether now existing or subsequently created, attributable to the Project or its occupancy or operation, excluding only franchise and income taxes of Landlord (but not excluding such franchise or income taxes to the extent imposed or increased after the year 2005 wholly or partially in lieu of real estate, ad valorem or similar taxes or in lieu of an increase in real estate, ad valorem or similar taxes), and including all such taxes whether assessed to or paid by Landlord or third parties, but excluding such taxes to the extent, if any, that Tenant, any other tenant of the Project, or any other party specifically reimburses Landlord therefore (other than through the payment of Operating Expense reimbursements). If a tax or excise on rents, revenues or receipts from the Project or this Lease, or other tax however described, including a franchise tax, margin tax, business tax or any other tax (except any estate, inheritance, capital stock, income or excess profits tax imposed upon Landlord) is levied or assessed against Landlord by any lawful taxing authority on account of Landlord’s interest in the Project, this Lease or the rents, revenues, receipts or other charges hereunder, as a substitute in whole or in part, or in addition to real estate, ad valorem, or similar taxes, or is imposed in order to fund, in whole or in part, education costs for the State of Texas, Tenant agrees that the amount of such tax or excise shall be included in Operating Expenses. In the event any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay same at such times and in such manner as the taxing authority shall require.

(g) Costs of repairs to and maintenance of the Project, including without limitation those costs incurred pursuant to Section 8.03 hereof, but excluding any such costs as are paid by the proceeds of insurance, by Tenant, other tenants, or by other third parties.

(h) A management fee for management services rendered in connection with the Project.

(i) Amortization of the cost of capital investment items which are installed primarily to reduce Operating Expenses for the benefit of all of the Project’s tenants or which may be required by any governmental authority. All such costs, including interest costs, shall be amortized over the reasonable life of the capital investment items, with the reasonable life and amortization schedule being determined by Landlord according to generally accepted accounting principles, but in no event to extend beyond the reasonable life of the Building.

(j) Landlord’s central accounting costs, and legal, appraisal, and other such third party fees relating to the operation of the Project.

(k) The fair market rental value of the property manager’s office, if any, in the Building, which office shall be of a size reasonably appropriate for the management of the Project.

(l) Janitorial or cleaning service for any public portions of the Project (i.e., excluding Tenant’s Premises and the leased premises of any other tenant in the Building).

Notwithstanding the foregoing provisions of this Section 5.02, “Operating Expenses” shall not include the items set forth on Exhibit “G” hereto, except to the extent otherwise set forth in such Exhibit.

5.03. PRORATION AND ADJUSTMENT OF OPERATING EXPENSES.

If this Lease commences on other than the first day of a calendar year, or if this Lease expires on other than the last day of a calendar year, then the Operating Expenses for all of such calendar year shall be prorated according to the portion of the Term that occurs during such calendar year. If at any time the Building is not fully occupied or Landlord is not supplying all services to all portions of the Building during an entire calendar year, then Operating Expenses shall be adjusted as though the Building had been 100% occupied and Landlord were supplying all services to all portions of the Building during the entire calendar year.

5.04 CALCULATION OF CHARGES. Landlord and Tenant agree that the provisions of this Lease for determining Rent, Operating Expenses, Tenant’s Pro Rata Share of Operating Expenses and all other charges payable by Tenant (including, without limitation, charges under Article 5 of this Lease), are commercially reasonable and set forth the amount of such charges or the method by which such charges are to be computed in compliance with Section 93.012 of the Texas Property Code, as such Section now exists or may hereafter be amended or succeeded.

ARTICLE 6

6.01. USE.

Tenant shall use and occupy the Premises only for the Permitted Use set forth in Section 1.01, and for no other purposes. Tenant shall not use or permit the Premises to be used for any unlawful purpose or in any unlawful manner, and shall comply with all federal, state, and local governmental laws, ordinances, orders, rules and regulations applicable to the Premises, the Project, and the occupancy thereof and Tenant shall give prompt written notice to Landlord of any notification to Tenant of any claimed violation thereof. Tenant shall not do or permit anything to be done in or about the Premises, nor bring or keep anything therein which will in any way increase the existing rate of or affect any fire or other insurance upon the Project or any of its contents, or cause cancellation of any insurance policy covering the Project or any part thereof or any of its contents. Tenant shall not do or permit anything to be done in or about the Premises and/or Project which will in any way obstruct or interfere with the rights of other tenants or occupants of the Project or injure or annoy them. Tenant shall not permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises.

ARTICLE 7

7.01. LANDLORD’S SERVICES.

Provided there is no uncured Event of Default hereunder by Tenant, Landlord shall, at Landlord’s expense except as provided to the contrary in this Lease, furnish to Tenant the following services:

(a) Normal and customary routine maintenance and cleaning for all public, structural, and exterior portions of the Project according to Landlord’s standards.

(b) Electric lighting service for all public portions of the Project (i.e,. excluding Tenant’s Premises and the leased premises of any other tenant in the Building).

(c) All Building Standard fluorescent bulb replacement in all areas and all incandescent bulb replacement in public areas.

(d) The Building’s electricity supply capacity is 2,000 amp, 3-phase 4 conductor 277/480 volt power. Tenant and Landlord shall agree on the capacity to be available to the Premises in the Approved Drawings to be prepared and approved as set forth in Exhibit “C” hereto.

7.02. ADDITIONAL SERVICE COST.

Tenant shall pay Landlord, upon 30 days written notice, the actual costs incurred by Landlord in performing or providing non-standard maintenance, security (if any), or other services or requirements of Tenant or in performing any services required as a result of any Non-Building Standard installations in the Premises by Tenant.

7.03. INTERRUPTION OF SERVICES.

Any failure or defect in Landlord’s hereinabove described services shall not be construed as an eviction of Tenant, nor entitle Tenant to any reduction, abatement, offset, or refund of Rent or to any damages from Landlord. Landlord shall not be in breach or default under this Lease, provided Landlord uses reasonable diligence to restore any such failure or defect after Landlord receives written notice thereof.

7.04 TENANT’S ELECTRICITY / OTHER UTILITIES.

(a) Landlord shall cause an electric current meter to be installed for the Premises to measure the amount of electric current consumed by Tenant. Tenant shall contract with an electrical service provider of Tenant’s choosing and shall pay all charges for electrical service to the Premises (including all lighting and HVAC in the Premises) directly to the electrical service provider. The cost of such meter and of the installation, maintenance and repair thereof shall be paid for by Tenant. If a separate meter is not installed or Landlord is prevented from installing a separate meter by operation of law or other cause beyond Landlord’s control, such costs for electric current will be established by an estimate made by the utility company, electrical engineer, or a qualified independent consultant, which estimate shall be binding on Tenant, and Tenant shall pay the cost of its electrical current use to Landlord when Landlord charges Tenant therefor, but not more often than monthly.

(b) Landlord, at its option, may cause a water meter, gas meter or similar devices to be installed on the Premises so as to measure the amount of water and/or gas consumed by Tenant. The cost of any such meters and of the installation, maintenance and repair thereof shall be paid for by Tenant and Tenant shall pay all charges for separately metered water and/or gas consumption at the Premises directly to the service provider. If a separate meter is not installed, the charges for such utilities shall be included in Operating Expenses.

7.05 CLEANING THE PREMISES, REFUSE AND SEWAGE.

Tenant shall, at its own cost and expense, provide janitorial and cleaning service within the Premises, and shall keep and maintain the Premises in clean condition. Tenant agrees not to keep any trash, garbage, waste or other refuse at the Premises except in sanitary containers. Tenant will remove any and all trash, garbage, waste or refuse from the Premises and the Project. Tenant shall not use the existing sewage disposal system servicing the Premises for the disposal of anything except sanitary sewage. Neither Tenant nor any Tenant Parties shall cause the sewage disposal system servicing the Project to become obstructed.

7.06. KEYS AND LOCKS.

Tenant shall furnish to Landlord three (3) keys for each door entering the Premises. Additional keys will be furnished by Tenant (provided Landlord pays Tenant’s actual out-of-pocket cost). No additional locks shall be allowed on any door of the Premises without Landlord’s permission. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to the Premises, and give to Landlord an explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Premises.

7.07. SIGNS AND PORTE COCHERE.

Landlord shall provide and install all letters and numerals on entrance doors in or at the Premises. All such letters and numerals are to be Building Standard graphics, and no other letters, numbers, or signage shall be used or permitted on the Premises without the prior written consent of Landlord, except that Tenant shall have the right to the signage and the right to construct the porte cochere as set forth below, subject to all ordinances and regulations of the City of Houston and Harris County and the Harris County Toll Road Authority:

(a) Tenant shall be entitled to a single band sign on the grade level monument signage on the Frontage Road of the West Sam Houston Parkway (on a non-exclusive basis along with other tenants) in accordance with the criteria set forth on Exhibit “F-1” attached hereto, with sign fabrication and installation at Tenant’s expense which shall be paid for by Tenant either as a charge against the Improvement Allowance described in Exhibit “C” attached hereto, or at Tenant’s option from separate funds paid by Tenant to Landlord upon demand by Landlord. The maintenance and repair of Tenant’s sign shall be paid for by Tenant.

(b) Tenant shall be permitted to install building facade signage on the exterior facade of the Premises at the main entrance to Tenant’s Premises, mutually acceptable to both Landlord and Tenant using channel block lettering consistent with the criteria set forth on Exhibit “F-2” attached hereto, with sign fabrication and installation at Tenant’s expense which shall be paid for by Tenant either as a charge against the Improvement Allowance described in Exhibit “C” attached hereto, or at Tenant’s option from separate funds paid by Tenant to Landlord upon demand by Landlord. The maintenance and repair of Tenant’s sign shall be paid for by Tenant.

(c) Tenant shall be permitted to construct and install a porte cochere at the main entrance to Tenant’s Premises, in accordance with the conceptual design and finishes (to the extent such finishes are specified) as set forth on Exhibit “F-3” attached hereto. Changes to the final design, materials, or finishes inconsistent with the conceptual design must be mutually acceptable to both Landlord and Tenant, and Landlord and Tenant agree to act in good faith in considering and determining such matters. The construction and installation of such porte cochere will be at Tenant’s expense, which shall be paid for by Tenant either as a charge against the Improvement Allowance described in Exhibit “C” attached hereto, or at Tenant’s option from separate funds paid by Tenant. The maintenance and repair of such porte cochere shall be paid for by Tenant.

The signage rights set forth in paragraphs (a) and (b) above shall not be assignable by Tenant and in the event Tenant assigns or subleases all or part of the Premises (any such assignment or subleasing being subject to Article 14 hereof), the assignee or sublessee thereof shall not be entitled to such signage rights, unless Landlord expressly agrees thereto. Landlord shall charge Tenant separately for the maintenance and repairs associated with its sign and the cost of electricity supplied to the sign (if ascertainable by separate metering or submetering), all of such charges being considered as additional Rent and being due and payable within ten (10) days after invoice therefore.

ARTICLE 8

8.01. ALTERATIONS.

Tenant shall make no alterations, installations, additions, or improvements in or to the Premises or place signs on the Premises which are visible from outside the Premises, without Landlord’s prior written consent. All alterations, installations, additions or improvements, other than moveable furniture and moveable trade fixtures, made by Tenant to the Premises with Landlord’s prior written consent, shall remain upon and be surrendered with the Premises and become the property of Landlord at the expiration or termination of this Lease or the termination of Tenant’s right to possession of the Premises; provided, however, that Landlord may require Tenant, at Tenant’s cost, to remove any or all alterations, installations, additions or improvements that are made without Landlord’s prior written consent or that Landlord designates, at the time of giving its consent thereto, to be removed upon the expiration or termination of this Lease or the termination of Tenant’s right to possession of the Premises. All work performed by Tenant with respect to the Premises shall (a) be performed so as not to alter the exterior appearance of the Building, (b) be preformed by a contractor approved in writing by Landlord, (c) be performed so as not to adversely affect the structure or safety of the Building, (d) comply with all building, safety, fire, and other codes and governmental and insurance requirements, (e) be performed so as not to result in any usage in excess of Building Standard of water, electricity, gas, HVAC (either during or after such work) unless prior written arrangements reasonably satisfactory to Landlord are made with respect thereto, (f) be completed promptly and in a good and workmanlike manner, and (g) be performed in such a manner that no valid mechanic’s, materialman’s, or other similar liens attached to Tenant’s leasehold estate and in no event shall Tenant permit, or be authorized to permit, any such liens (valid or alleged) or other claims to be asserted against Landlord or Landlord’s rights, estates, and interests with respect to the Project or this Lease. In all events, Tenant shall not be entitled to perform any work unless and until Tenant has obtained and furnished to Landlord an appropriate workman’s compensation policy covering all workmen and a general liability policy naming Landlord as a co-insured with policy limits not less than $1,000,000. Landlord may require, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to the estimated cost of any improvements, additions or alterations in the Premises which have been approved by Landlord.

8.02. REMOVAL OF TRADE FIXTURES AND PERSONAL PROPERTY.

Tenant agrees to remove all of its trade fixtures, unattached personal property, signage within the Premises, wiring, cabling, phone systems and telecommunication facilities located in the Premises, on or before the date of expiration or termination of the Term, and shall promptly reimburse Landlord for the cost of repairing all damage done to the Premises or the Project by such removal and the cost of restoring the Premises to their original condition, reasonable wear and tear excepted, after such removal.

8.03. REPAIRS BY LANDLORD.

Landlord shall repair and maintain the Common Areas and the structural portions of the Project, including the Building Standard plumbing (exclusive of tenant kitchens and coffee bars), HVAC and electrical systems installed or furnished by Landlord, and all areas of the Project for the common non-exclusive use of all tenants in the Project, unless such maintenance and repairs are caused in part (and then only as to such part) or in whole by the act, neglect, or omission of any duty by the Tenant, its agents, servants, employees or invitees, or unless such maintenance or repairs are otherwise herein provided to be made by Tenant. Landlord shall not be liable for any failure to make such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant and Landlord has failed to commence to make such repairs or maintenance or if after commencing Landlord fails to compete such repairs or maintenance within a reasonable period of time. Landlord shall not be liable for any damages, compensation or claim for loss of the use of the whole or any part of the Premises or Tenant’s personal property, or any inconvenience, loss of business, or annoyance arising from any such repair and/or maintenance performed by Landlord hereunder, except for damage resulting from Landlord’s, its agent’s, contractor’s, or employee’s negligence or willful misconduct. Landlord reserves the right to make such repairs, changes, alterations, additions, or improvements in or to any portion of the Project and the fixtures and equipment thereof as it may deem necessary or desirable so long as such changes, alterations, additions, or improvements do not prevent Tenant from occupying the Premises for the Permitted Use hereunder. Notwithstanding the foregoing, additional maintenance and repairs which may be necessary because of damage caused by casualty and/or condemnation (and any responsibility or liability of Landlord therefore) shall be governed by Article 10 and Article 11 of this Lease, respectively.

8.04. REPAIRS BY TENANT.

By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises as being in good, sanitary order, condition and repair. Tenant hereby waives any and all warranties, express or implied, as to the Premises, including, without limitation, the implied warranty of suitability of the Premises for Tenant’s intended use. Tenant shall, at Tenant’s sole cost and expense, keep the Premises in good condition and repair, damage thereto from causes beyond the reasonable control of Tenant and ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of this Lease, surrender the Premises to the Landlord in good condition, ordinary wear and tear and damage from causes beyond the reasonable control of Tenant excepted. Any injury or damage to the Premises or Project, or the appurtenances or fixtures thereof, caused by or resulting from the act, omission or neglect of Tenant or Tenant’s employees, servants, agents, invitees, assignees, or subtenants shall be repaired or replaced by Tenant, or at Landlord’s option by Landlord, at the expense of Tenant. If Tenant fails to maintain the Premises or fails to repair or replace any damage to the Premises or Project resulting from the negligence or intentional act of Tenant, its employees, servants, agents, invitees, assignees or subtenants, Landlord may, but shall not be obligated to cause such maintenance, repair or replacement to be done, as Landlord deems necessary, and Tenant shall pay to Landlord within thirty (30) days all reasonable costs related thereto, plus a charge for Landlord’s overhead of five percent (5%) of such cost.

ARTICLE 9

9.01. LANDLORD’S INSURANCE.

Landlord shall maintain all-risk property insurance at replacement cost value on Landlord’s personal property in the Project and replacement cost value of the Premises and Project [up to replacement of the Shell Condition and all improvements and installations in the Premises paid for with the Improvement Allowance under this Lease and all improvements made with similar allowances paid by Landlord to other tenants in the Project with respect to their leased premises (collectively the “Allowance Improvements” whether referring to the Tenant and the Premises or the Project and all tenants therein), but excluding all installations and improvements in the Premises or Project in excess of the Shell Condition and Allowance Improvements. Landlord shall also; (i) obtain (prior to occupancy of the Premises by Tenant for the Permitted Use) and maintain basic flood insurance through the federal flood insurance program (if available on the Project); (ii) loss of rent insurance; and (iii) liability insurance; all in such amounts and with such coverages as are determined from time to time by Landlord. Insurance required hereunder shall be issued by and binding upon a solvent insurance company authorized to do business in the state of Texas which has a rating issued by an organization regularly engaged in rating insurance companies (including specifically A.M. Best & Company) of not less than “A”. To the extent of the liabilities assumed under this Lease, Landlord shall name Tenant as additional insured on all such insurance policies other than loss of rent insurance (such additional insured status to be included prior to Landlord’s Tender Date), and shall provide waiver of subrogation on all insurance policies to the extent set forth in Section 9.03 below. Landlord shall use reasonable efforts to obtain the flood insurance coverage and provide a certificate evidencing such coverage and the amount thereof to Tenant prior to the Landlord’s Tender Date, but if Landlord is unable to obtain such coverage by such date, Landlord shall obtain same as soon as reasonably possible thereafter. Except as set forth in the preceding sentence, Landlord shall deliver to Tenant certificates evidencing the existence and amounts of all insurance prior to Landlord’s Tender Date. No policy shall be cancelable or subject to reduction of coverage except after thirty (30) days prior written notice to Tenant.

9.02. TENANT’S INSURANCE.

Tenant shall, at Tenant’s expense, fully insure its property located in the Premises (including all-risk property insurance at replacement cost value on the installations and improvements in the Premises in excess of the Allowance Improvements) against fire and other casualty and shall maintain Commercial General Liability Insurance with combined limits of at least $2,000,000.00 general aggregate and $1,000,000.00 per occurrence. To the extent of liabilities and responsibilities assumed under this Lease, Tenant shall cause Landlord to be named as an additional insured under such public liability insurance policy and the fire and casualty insurance policy which Tenant is required to maintain with respect to Tenant’s property located in the Premises. Insurance required hereunder shall be issued by and binding upon a solvent insurance company authorized to do business in the state of Texas which has a rating issued by an organization regularly engaged in rating insurance companies (including specifically A.M. Best & Company) of not less than “A”. To the extent of Tenant’s personal property and the liabilities assumed under this Lease, Tenant’s insurance policy shall be primary without contribution from any insurance carried by Landlord. Tenant shall deliver to Landlord, prior to commencement of construction of improvements in the Premises pursuant to Exhibit “C” hereto, certificates evidencing the existence and amounts of such insurance. No policy shall be cancelable or subject to reduction of coverage except after thirty (30) days prior written notice to Landlord.

9.03. WAIVER OF LIABILITY AND SUBROGATION.

In regards all property, whether real or personal, of Tenant and/or Landlord, whenever (a) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties to this Lease in connection with the Premises or the Project, and (b) such party is then covered (or is required to be covered under the foregoing provisions of this Article 9) in whole or in part by insurance with respect to such loss, cost, damage or expense, then the party so insured (or required to be insured) hereby releases the other party from any liability it may have on account of such loss, cost, damage or expense to the extent of such insurance coverage in place or required to be in place, regardless of cause or origin of such loss or damage, including, without limitation, the SOLE, JOINT, OR CONCURRENT NEGLIGENCE, SOLE, JOINT, OR CONCURRENT GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR OTHER FAULT OF EITHER OR BOTH OF THE PARTIES HERETO AND THEIR RESPECTIVE AGENTS, SERVANTS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, ARCHITECTS, CONTRACTORS, SUBCONTRACTORS, ATTORNEYS, CUSTOMERS, AND INVITEES, and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof; provided, however, that such release of liability shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof; provided that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereupon keeping such release and waiver in full force and effect. Landlord and Tenant shall use their respective best efforts to obtain such a release and waiver of subrogation from their respective insurance carriers and shall immediately notify the other of any failure to obtain or maintain the same.

9.04. WAIVER OF LIABILITY AND INDEMNITY.

Landlord, its agents and employees, shall not be liable for any injury to or death of persons or for any loss of or damage to property of Tenant or of others, regardless of whether such property is entrusted to employees of the Project, or such loss or damage is occasioned by casualty, theft, or any other cause of whatsoever nature, unless caused by the willful misconduct or negligence of Landlord, its officer’s, employees, agents, contractors, subcontractors, invitees, permittees, guests, or representatives, excluding “Tenant Parties” defined below, (collectively “Landlord Parties”). In no event shall Landlord be liable as the result of the acts or omissions of Tenant Parties or any other tenant of the Project. Landlord shall not be liable for any damage to or theft of personal property upon the Premises or damage to or theft of automobiles or other vehicles of Tenant Parties on the Project. Other than liabilities for property as listed above in 9.03, Tenant hereby indemnifies and holds Landlord harmless from and against any and all claims arising from Tenant’s use of the Premises, for the conduct of its business, or from any activity, work, or other thing done, permitted, or suffered by Tenant on or about the Project or due to the willful misconduct or negligence of, the Tenant, or any officer, agent, employee, guest, invitee, contractor or subcontractor of Tenant (collectively “Tenant Parties”) and from and against all costs, attorneys’ fees, expenses and liabilities incurred in or related to any such claim or any action or proceeding brought thereon, unless caused by the willful misconduct or negligence of Landlord Parties.

ARTICLE 10

10.01. CASUALTY.

(a) If the Premises or Project, or any portion of either, shall be damaged by fire or other casualty covered by the insurance carried by Landlord hereunder, and the cost of repairing such damage shall not be greater than thirty percent (30%) of the then full replacement cost of the Project, then, subject to the following provisions of this Article, Landlord shall repair the Premises and/or Project to substantially the same condition as existed immediately prior to such fire or other casualty with respect to the Shell Condition and Allowance Improvements and, to the extent and only to the extent Tenant’s insurance proceeds are made available to Landlord and are sufficient therefore, the repair and restoration of improvements and installations in excess of the Shell Condition and Allowance Improvements (such required level of repair and restoration being herein called the “Required Condition”).

(b) If the Premises or Project shall be damaged to an extent greater than thirty percent (30%) of the then full replacement cost of the Project then Landlord shall have the option to either (i) repair or reconstruct the same to the Required Condition, or (ii) terminate this Lease by so notifying Tenant within one hundred twenty (120) days after the date of such fire or other casualty, such termination to be effective as of the date of such notice.

(c) The Rent required to be paid hereunder shall be abated in proportion to the portions of the Premises, if any, which are rendered untenantable by fire or other casualty hereunder until repairs of the Premises to the required Condition are completed, or if the Premises are not repaired, until the termination date hereunder. Other than such Rent abatement, no damages, compensation or claim shall be payable by Landlord for loss of the use of the whole or any part of the Premises, Tenant’s personal property, or any inconvenience, loss of business, or annoyance arising from any such repair and reconstruction. If the damage results from default or negligence of Tenant, its agents, employees, licensees or invitees, then Tenant shall not be entitled to any abatement or reduction of any Rent or other sums due hereunder. If this Lease is terminated as provided in 10.01(b) above, all Rent shall be apportioned and paid up to the termination date. Landlord shall not be required to repair or replace any furniture, furnishings or other personal property, which Tenant may be entitled to remove from the Premises or any property constructed and installed by or for Tenant pursuant to Section 8.01 hereof or any installations and improvements in excess of the Allowance Improvements, except to the extent Tenant’s insurance proceeds are made available to Landlord and are sufficient to repair and restore improvements and installations in excess of the Allowance Improvements.

10.02. END OF TERM CASUALTY.

Notwithstanding anything to the contrary in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises or the Project when the damage resulting from any casualty covered under this Article occurs during the last twelve (12) months of the Initial Term (unless Tenant has timely exercised its right of renewal granted in this Lease) or any renewal of the Term hereof, and the cost to repair, reconstruct or restore the Premises to the Required Condition would exceed five percent (5%) of the then full replacement cost of the Project.

ARTICLE 11

11.01. CONDEMNATION.

If all or substantially all of the Premises be taken by virtue of eminent domain or for any public or quasi-public use or purpose, this Lease and the estate hereby granted shall terminate on the date the condemning authority takes possession. If only a part of the Premises is so taken, or if a portion of the Project not including the Premises is taken, this Lease and the estate hereby granted shall, at the election of Landlord, either: (i) terminate on the date the condemning authority takes possession by giving notice thereof to Tenant within thirty (30) days prior to the date of such taking of possession; or (ii) continue in full force and effect as to that part of the Premises not so taken, and the Base Rent shall be reduced (from and after the date of such taking of possession) in the proportion that the number of square feet of the Premises so taken, if any, bears to the total number of square feet contained in the Premises immediately prior to the taking.

11.02. CONDEMNATION AWARD.

Landlord shall be entitled to the whole of any and all awards which may be paid or made in connection with any such taking, except that Tenant shall be entitled to make a separate claim with the condemning authority for (a) any moving expenses incurred by Tenant as a result of such condemnation and (b) any relocation costs incurred by Tenant.

ARTICLE 12

12.01. ENTRY.

Landlord, its agents, employees, and representatives, shall have the right to enter the Premises at any time upon reasonable notice to Tenant under the circumstances (no notice shall be required in the case of routine maintenance during normal business hours and no notice shall be required in the case of any emergency) for any purpose which Landlord may reasonably deem necessary for the operation and maintenance of the Project, including, without limitation, the exhibiting of the Premises to prospective purchasers, or mortgagees. Landlord, its agents, employees, and representatives, shall have the right, pursuant to Section 17.14, to exhibit the Premises to prospective tenants.

ARTICLE 13

13.01. SUBORDINATION.

This Lease is and shall be subject and subordinate to any and all ground or similar leases affecting the Project, all mortgages which may now or hereafter encumber or affect the Project and to all renewals, modifications, consolidations, replacements and extensions of any such leases and/or mortgages; provided, however, that at the option of any Underlying Party (hereinafter defined), this Lease shall be superior to the lease or mortgage of such Underlying Party. The provisions of this Section 13.01 shall be self-operative and shall require no further consent or agreement by Tenant or any Underlying Party, but upon request of Landlord or any such Underlying Party Tenant shall, at Tenant’s expense, execute within ten (10) business days any appropriate certificate or instrument that Landlord or such Underlying Party may reasonably request confirming such subordination. As used in this Lease, the term “Underlying Party” shall mean the holder of the lessor’s interest under any ground or similar lease of all or part of the Building and/or the mortgagee or purchaser at foreclosure with respect to any mortgage of all or part of the Building. Tenant agrees that any Underlying Party may unilaterally subordinate its mortgage or lease to this Lease at any time by filing a notice of such subordination in the Official Public Records of Real Property of the county where the Building is located.

13.02. ATTORNMENT.

In the event of the termination of any ground or similar lease affecting the Project or the enforcement by the trustee or the beneficiary under any mortgage or deed of trust of remedies provided by law or by such mortgage or deed of trust, Tenant will, upon request of any person or party succeeding to the interest of Landlord as the result of such termination or enforcement, automatically become the Tenant of such successor in interest without change in the terms or other provisions of this Lease; provided, however, that such successor in interest shall, after written notice to Tenant of the existence of such ground or similar lease affecting the Project or mortgage or deed of trust or of such other succession to the interest of Landlord, not be bound by (a) any payment of Rent made after the date of such notice for more than one month in advance, or (b) any amendment or modification of this Lease made after the date of such notice without the written consent of such trustee or such beneficiary or such successor in interest. Upon reasonable request by any such successor in interest, Tenant shall execute and deliver an instrument or instruments confirming the attornment provided for herein.

13.03. QUIET ENJOYMENT.

Tenant, on paying the Rent and keeping and performing the conditions and covenants herein contained, shall and may peaceably and quietly enjoy the Premises for the Term, subject to all applicable laws and ordinances, applicable insurance requirements and regulations, and the provisions of this Lease.

ARTICLE 14

14.01. ASSIGNMENT.

Tenant shall not assign or in any manner transfer this Lease or any estate or interest herein, or sublet the Premises or any part thereof, or grant any license, concession or other right of occupancy of any portion of the Premises without the prior written consent of Landlord. If Tenant desires at any time to enter into an assignment of this Lease or a sublease of the Premises or any portion thereof, Tenant shall give written notice to Landlord of its desire to do so, which notice shall contain (a) the name of the proposed assignee or subtenant, (b) the nature of the proposed assignee’s or subtenant’s business to be carried on in the Premises, (c) the terms and provisions of the proposed assignment or sublease, and (d) resumes, business plans, references, financial information, and other information as Landlord may reasonably request concerning the proposed assignee or subtenant. If Tenant is a limited liability company, corporation, partnership or other entity, and if at any time during the term of this Lease or any renewal or extension hereof, the person or persons who own a majority of either the outstanding voting interest or all outstanding ownership interests of Tenant at the time of execution of this Lease cease to own a majority of such interest (except as a result of transfers by devise or descent or sale, merger, or consolidation with an entity with a net worth in excess of Tenant’s net worth), the loss of a majority of such interest shall not be deemed an assignment of this Lease by Tenant, if after such change in majority ownership, Tenant continues to have a net worth equal to or in excess of Tenant’s net worth prior to such change. The previous sentence shall not apply, however, if Tenant is a corporation and at the time of the execution of this Lease or of such transfer the outstanding voting shares of capital stock of Tenant are listed on a recognized security exchange or over the counter market.

14.02. CONTINUED LIABILITY.

Tenant shall, despite any permitted assignment or sublease, remain directly and primarily liable for the performance of all of the covenants, duties, and obligations of Tenant hereunder and Landlord shall be permitted to enforce the provisions of this Lease against Tenant or any assignee or sublessee without demand upon or proceeding in any way against any other person. Moreover, in the event that the rental due and payable by a sublessee (or a combination of the rental payable under such sublease, plus any bonus or other consideration thereof incident thereto) exceeds the Rent payable under this Lease, or if with respect to a permitted assignment, permitted license, or other transfer by Tenant permitted by Landlord, the consideration payable to Tenant by the assignee, licensee or other transferee exceeds Rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord all of such excess rental and other excess consideration within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee or other transferee, as the case may be.

14.03. CONSENT.

Consent by Landlord to a particular assignment or sublease shall not be deemed a consent to any other or subsequent transaction. If this Lease is assigned or if the Premises are subleased without the permission of Landlord, then Landlord may nevertheless collect rent from the assignee or sublessee and apply the net amount collected to the Rent payable hereunder, but no such transaction or collection of rent or application thereof by Landlord shall be deemed a waiver of any provision hereof or a release of Tenant from the performance by Tenant of its obligations hereunder.

14.04. TRANSFER BY LANDLORD.

In the event of the transfer and assignment by Landlord of its interest in this Lease and in the Project to a person expressly assuming Landlord’s obligations under this Lease, Landlord shall thereby be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations, subject to the following: Any security given by Tenant to secure performance of Tenant’s obligations hereunder or any advance Rent paid by Tenant to Landlord, must be assigned and transferred or credited by Landlord to such successor in interest, and upon such assignment and transfer or credit, Landlord shall thereby be discharged of any further obligation relating thereto.

ARTICLE 15

15.01. DEFAULT BY TENANT.

Each of the following shall constitute an “Event of Default” by Tenant:

(a) The failure of Tenant to pay the Base Rent, any other installment of Rent, or any part thereof when due; provided that on the first occasion of Tenant’s failure to timely pay Rent, Landlord shall give Tenant written notice of such failure and if such failure is cured within ten (10) days after such notice is given, no Event of Default will be deemed to have occurred;

(b) Tenant shall fail to fulfill or perform, in whole or in part, any of its obligations under this Lease (other than the payment of Rent) and such failure or non-performance shall continue for a period of fifteen (15) days after written notice thereof has been given by Landlord to Tenant;

(c) The entry of a decree or order by a court having jurisdiction adjudging Tenant to be bankrupt or insolvent or approving as properly filed a petition seeking reorganization of Tenant under the National Bankruptcy Act, or any other similar applicable Federal or State law, or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or a trustee or assignee in bankruptcy or insolvency of Tenant or its property or for the winding up or liquidation of its affairs; or Tenant shall institute proceedings to be adjudicated a voluntary bankrupt or shall consent to the filing of any bankruptcy, reorganization, receivership or other proceeding against Tenant, or any such proceedings shall be instituted against Tenant and the same shall not be vacated within ninety (90) days after the same are commenced; or Tenant shall make an assignment for the benefit of Tenant’s creditors or admit in writing Tenant’s inability to pay the debts of Tenant generally as they may become due;

(d) Tenant shall do or permit to be done anything which creates a lien upon the Premises or any portion of the Project; and

(e) Tenant shall fail to initiate and diligently prosecute construction of improvements in accord with the Approved Drawings within fifteen (15) days after Tenant obtains a Building Permit or shall, after occupying the Premises, desert or vacate, or commence to desert or vacate, the Premises or any substantial portion of the Premises, or shall remove or attempt to remove, without the prior written consent of Landlord, all or a substantial value of Tenant’s personal property from the Premises.

15.02. RIGHTS UPON DEFAULT BY TENANT.

(a) This Lease and the term and estate hereby granted and the demise hereby made are subject to the limitation that if and whenever there shall occur any Event of Default, as enumerated above, Landlord may, at Landlord’s option, without any notice or demand whatsoever (any such notice and demand being expressly waived by Tenant) in addition to any other remedy or right given hereunder or by law or equity do any one or more of the following:

(1) Terminate this Lease by written notice to Tenant, in which event Tenant shall immediately surrender possession of the Premises to Landlord;

(2) Terminate Tenant’s right to possession of the Premises under this Lease without terminating the Lease itself, by written notice to Tenant, in which event Tenant shall immediately surrender possession of the Premises to Landlord;

(3) Enter upon and take possession of the Premises and expel or remove Tenant and any other occupant therefrom, with or without having terminated this Lease;

(4) Alter locks and other security devices at the Premises with or without having terminated this Lease or Tenant’s right to possession under the Lease;

(5) Upon the occurrence of an Event of Default described in subsection (b) of Section 15.01, Landlord shall have the right to enter upon the Premises without being liable for prosecution or any claim for damages therefore, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action.

(b) Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises by Tenant, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No such alteration of locks or other security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others at the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting, after any Event of Default, to the aforesaid exercise of dominion over Tenant’s property within the Premises. All claims for damages by reason of such re-entry and/or repossession and/or alteration of locks or other security devices are hereby waived, unless caused by the willful misconduct or gross negligence of Landlord, it’s officer’s, employees, agents, contractors, invitees, permittees, guests, or representatives, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Tenant agrees that any re-entry by Landlord may be pursuant to a judgment obtained in forcible detainer proceedings or other legal proceedings or without the necessity for any legal proceedings, as Landlord may elect, and Landlord shall not be liable in trespass or otherwise.

(c)(i) In the event Landlord elects to terminate this Lease by reason of an Event of Default, then notwithstanding such termination, the Tenant shall be liable for and shall pay to the Landlord, at the address specified in Section 1.01(a) above, the sum of all Rent accrued to the date of such termination, plus, as damages, (i) the cost of recovering, re-renting, and reasonable remodeling the Premises and (ii) an amount equal to the total of the Rent provided in this Lease for the remaining portion of the Term of the Lease (had such Term not been terminated by Landlord prior to the Expiration Date stated in Section 3.01), less the reasonable rental value of the Premises for such period, such amount to be discounted to present value at the rate of six percent (6%) per annum.

(ii) In the event Landlord elects to terminate this Lease by reason of an Event of Default, in lieu of exercising the right of Landlord under the preceding subparagraph (i), Landlord may instead hold Tenant liable for all Rent accrued to the date of such termination, plus such Rent as would otherwise have been required to be paid by Tenant to Landlord during the period following termination of the Term measured from the date of such termination by Landlord until the Expiration Date stated in Section 3.01 (had Landlord not elected to terminate the Lease on account of such Event of Default) diminished by any net sums thereafter received by Landlord through reletting the Premises during said period (after deducting expenses incurred by Landlord as provided in Section 15.03 hereof). Actions to collect amounts due by Tenant as provided for in this paragraph may be brought from time to time by Landlord during the aforesaid period, on one or more occasions, without the necessity of Landlord’s waiting until expiration of such period; and in no event shall Tenant be entitled to any excess of rent obtained by reletting over and above the rent provided for in this Lease. If Landlord elects to exercise the remedy prescribed in this subparagraph (ii), this election shall in no way prejudice Landlord’s right at any time thereafter to cancel said election in favor of the remedy prescribed in the foregoing subparagraph (i).

(d) In the event that Landlord elects to repossess the Premises without terminating the Lease, then Tenant shall be liable for and shall pay to Landlord at the address specified in Section 1.01(a) above, all Rent accrued to the date of such repossession, plus Rent required to be paid by Tenant to Landlord during the remainder of the Term until the Expiration Date of the Term as stated in Section 3.01, diminished by any net sums thereafter received by Landlord through reletting the Premises during said period (after deducting expenses incurred by Landlord as provided in Section 15.03). Actions to collect amounts due by Tenant as provided in this paragraph may be brought from time to time by Landlord during the aforesaid period, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Term and in no event shall Tenant be entitled to any excess of any rent obtained by reletting over and above the Rent provided for in this Lease.

(e) Upon the occurrence of an Event of Default, Tenant shall in addition to all other sums owed to Landlord, pay to Landlord an amount equal to the unamortized dollar amount of all “concessions” provided to Tenant in connection with this Lease, including, but not limited to, rental concessions, above standard tenant improvements, relocation allowances, cash payments, any other unamortized tenant improvements, and the like. Such concessions shall be deemed amortized in equal amounts on a straight-line monthly basis for each of the months of the Initial Term in which Base Rent is actually paid by Tenant The foregoing shall not, however, act to limit in any manner the damages or remedies to which Landlord may be entitled under this Lease or by law, but shall act only as a reimbursement of such concessions as may have been provided to Tenant as an incentive to enter into this Lease.

15.03. EXPENSE OF REPOSSESSION.

It is further agreed that, in addition to payments required pursuant to Section 15.02 above, Tenant shall compensate Landlord for all expenses incurred by Landlord in repossession (including among other expenses, the total amount of any increase in insurance premiums caused by the vacancy of the Premises), all expenses incurred by Landlord in reletting (including among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees), and all losses reasonably incurred by Landlord as a direct or indirect result of Tenant’s default.

15.04. CUMULATIVE REMEDIES.

Landlord may restrain or enjoin any breach or threatened breach of any covenant, duty or obligation of Tenant herein contained without the necessity of proving the inadequacy of any legal remedy or irreparable harm. The remedies of Landlord hereunder shall be deemed cumulative and not exclusive of each other.

15.05. ATTORNEY’S FEES.

In the event either party shall employ an attorney to present, enforce or defend any rights or remedies hereunder, the non-prevailing party agrees to pay any reasonable attorney’s fees incurred by the prevailing party in such connection.

15.06. INTEREST.

All late payments of Rent, costs or other amounts due from Tenant under this Lease shall bear interest from the date due until paid at the lesser of: (i) the maximum non-usurious rate of interest at which Tenant may legally contract in Texas; or (ii) the Prime Rate of interest as quoted in the Money Rates table of the Wall Street Journal on the date such amount becomes due plus four percent (4%) per annum.

15.07. INTENTIONALLY OMITTED

15.08. LANDLORD’S CONTRACTUAL SECURITY INTEREST.

In addition to the statutory landlord’s lien, Tenant hereby grants to Landlord and Landlord shall have at all times, a valid security interest to secure payment of all Rents and other sums of money becoming due hereunder from Tenant, and to secure payment of any damages or loss which Landlord may suffer by reason of the breach by Tenant of any covenant, agreement or condition contained herein, upon all goods, wares, equipment, fixtures, furniture, improvements and other personal property of Tenant presently, or which may hereafter be, situated on the Premises, and all proceeds there from, and such property shall not be removed without the written consent of Landlord. Landlord shall have the rights and remedies of a secured party as set forth in the Texas Uniform Commercial Code. Upon the occurrence of an Event of Default by Tenant, Landlord may, in addition to any other remedies provided herein, enter upon the Premises and take possession of any and all goods, wares, equipment, fixtures, furniture, improvements and other personal property of Tenant situated on the Premises, without liability for trespass or conversion, and sell the same at public or private sale, with or without having such property at the sale, after giving Tenant reasonable notice of the time and place of any public sale or of the time after which any private sale is to be made, at which sale the Landlord or its assigns may purchase unless otherwise prohibited by law. Unless otherwise provided by law, and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable notice shall be met if such notice is given in the manner prescribed in this Lease at least ten (10) days before the time of sale. Any sale made pursuant to the provision of the paragraph shall be deemed to have been a public sale conducted in commercially reasonable manner if held on the Premises or where the property is located after the time, place and method of sale and a general description of the types of property to be sold have been advertised in a daily newspaper published in the county in which the property is located for five (5) consecutive days before the date of the sale. The proceeds from any such disposition, less any and all expenses connected with the taking of possession, holding and selling of the property (including reasonable attorney’s fees and legal expenses), shall be applied as a credit against the indebtedness secured by the security interest granted in this paragraph. Any surplus shall be paid to Tenant or as otherwise required by law, the Tenant shall pay any deficiencies forthwith. Upon request by Landlord, Tenant agrees to execute and deliver to Landlord a financing statement in form sufficient to perfect the security interest of Landlord in the aforementioned property and proceeds thereof under the provision of the Uniform Commercial Code (or corresponding state statute or statutes) in force in the applicable State. Landlord and Tenant agree that a carbon, photographic or other reproduction of this Lease is sufficient as, and may be filed as, a financing statement.

15.09. USE AND STORAGE OF PERSONAL PROPERTY. In the event that Landlord shall have taken possession of the Premises pursuant to the authority herein granted, then Landlord shall have the right to keep in place and use all of the furniture, fixtures and equipment at the Premises, including that which is owned by or lease to Tenant, at all times prior to any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. Landlord shall also have the right to remove from the Premises (without the necessity of obtaining a distress warrant, writ of sequestration or other legal process) all or any portion of such furniture, fixtures, equipment and other property located thereon and place same in storage at any premises within the county where the building is located, including premises owned by Landlord or an affiliate of Landlord, and in such event, Tenant shall be liable to Landlord for costs incurred by Landlord in connection with such removal and storage and shall indemnify and hold Landlord harmless from all loss, damage, costs, expense and liability in connection with such removal and storage. Landlord shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) claiming to be entitled to possession thereof who presents to Landlord a copy of any instrument represented to Landlord by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture; fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity of said instrument copy or Tenant’s (or Tenant’s predecessor’s) signature thereon and without the necessity of Landlord’s making any nature of investigation or inquiry as to the validity of the factual or legal basis upon which Claimant purports to act; and Tenant agrees to indemnify and hold Landlord harmless from all cost, expense, loss, damage and liability incident to Landlord’s relinquishment of possession of all or any portion of such furniture, fixtures, equipment or other property to Claimant. The rights of Landlord herein stated shall be in addition to any and all other rights which Landlord has or may hereafter have at law or in equity, and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

15.10. DEFAULT BY LANDLORD.

In the event of a default or breach by Landlord under this Lease, then Tenant shall be entitled to such rights and remedies as may be available to Tenant at law or in equity.

ARTICLE 16

16.01. HAZARDOUS WASTE.

Tenant hereby represents and warrants to Landlord the following:

(a) Tenant shall not cause or permit any Hazardous Substances to be used, stored, generated, or disposed of on, in or about the Premises by Tenant, Tenant’s agents, employees, contractors, or invitees without first obtaining Landlord’s written consent. If Hazardous Substances are used, stored, generated, or disposed of on, in or about the Premises, or if the Premises become contaminated in any manner, Tenant shall indemnify and hold harmless the Landlord (and its agents and employees) for any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses (including, without limitation, a decrease in value of the premises or the land or building of which they are a part, damages caused by loss or restriction of rentable or usable space, damages caused by adverse impact on marketing of the space, and any and all sums paid for settlement of claims, attorneys’ fees, consultant, and expert fees) arising during or after the Term and arising as a result of any use, storage, generation or disposal of any Hazardous Substance or any contamination by Tenant. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal, or restoration mandated by a federal, state, or local agency or political subdivision. If the Tenant causes or permits the presence of any Hazardous Substance on the Premises that results in contamination, Tenant shall promptly, at its sole expense, take any and all necessary actions to return the Premises to the condition existing prior to the presence of any such Hazardous Substance on the Premises. Tenant shall first obtain Landlord’s approval for any such remedial action.

(b) As used herein, “Hazardous Substance” means any substance that is toxic, ignitable, reactive, or corrosive regardless whether same is regulated by any local government, the State of Texas, or the United States Government. “Hazardous Substance” includes, but is not limited to any toxic or hazardous substance and any and all material or substances that are defined as “hazardous waste,” “extremely hazardous waste,” or a “hazardous substance” pursuant to state, federal or local governmental law. “Hazardous Substance” includes but is not restricted to asbestos, polychlorobiphenyls

(“PCBs”), petroleum and petroleum products. “Hazardous Substance” shall not include substances such as printing cartridges or fluids, cleaning products or other substances of types and in quantities typically used in offices occupied for the Permitted Use.

ARTICLE 17

17.01. SUBSTITUTE PREMISES.

[DELETED]

17.02. ESTOPPEL LETTERS.

Tenant will, at such reasonable time or times as Landlord may request and at Tenant’s cost (provided such cost is reasonable), execute and acknowledge a certificate stating whether this Lease is in full force and effect, whether any amendments or modifications exist, whether there are any defaults hereunder, and containing such other related information as may be reasonably requested.

17.03. HOLDOVER.

If Tenant shall remain in possession of the Premises after the expiration or earlier termination of this Lease, Tenant shall pay as rent an amount equal to two hundred percent (200%) of the daily rental rate prevailing on the date of such termination or expiration (computed on the basis of a thirty (30) day month). The remaining in possession by Tenant or the acceptance by Landlord of the payment of said rent shall not be construed as an extension or renewal of this Lease. The rental payable to Landlord under this Section shall not be deemed to be in lieu of any damages or other remedy to which Landlord may be entitled by virtue of Tenant’s holding over.

17.04. SURRENDER.

Upon the expiration or earlier termination of the Lease, Tenant shall peacefully quit and surrender the Premises in broom clean condition and in good order and condition, excepting ordinary wear and tear, but subject to Sections 8.01 and 8.02 hereof. Tenant shall also cause all exposed electrical wires, plumbing, and utilities to be capped.

17.05. NOTICE.

Except as otherwise herein provided, any statement, notice, or other communication which Landlord or Tenant may desire or be required to give to the other shall be in writing and shall be deemed properly given if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, or by delivering same in person or by courier to the intended addressee. Notice so mailed shall be effective upon the expiration of three (3) business days after its deposit. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be as set forth in the opening provisions of this Lease and/or Section 1.01 hereof. Either party shall have the right to change its address for notice hereunder to any other location within the United States by the giving of thirty (30) days’ notice to the other party in the manner set forth hereinabove.

17.06. RULES AND REGULATIONS.

Tenant, as well as any assignee or sublessee approved by Landlord, will comply with the rules of the Project adopted by Landlord, which are set forth in Exhibit “E” attached hereto and made a part hereof for all purposes. Landlord shall have the right to change such Rules and Regulations or to amend them in any reasonable manner, all of which changes and amendments will be sent by Landlord to Tenant in writing and shall be thereafter binding upon, carried out and observed by Tenant. Tenant shall further be responsible for the compliance with such Rules and Regulations by the employees, servants, agents and invitees of Tenant.

17.07. LANDLORD’S LIABILITY.

Tenant specifically agrees to look solely to Landlord’s interest in the Project for the recovery of any judgment from Landlord, it being agreed that Landlord shall never be personally liable for any such judgment. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any other action not involving the personal liability of Landlord to respond in monetary damages from assets other than Landlord’s interest in the Project or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.

17.08. INABILITY TO PERFORM.

If, by reason of inability reasonably to obtain and utilize labor, materials, equipment, or supplies, or by reason of circumstances directly or indirectly the result of any state of war or national or local emergency, or by reason of any laws, rules, orders, regulations, action, non-action, or requirements of any governmental authority now or hereafter in force, or by reason of strikes or riots, or by reason of accidents in, damage to, or the making of repairs, replacements, or improvements to the Project or the Premises, or any of the equipment of either, or by the reason of any other cause beyond the reasonable control of Landlord, Landlord shall be unable to perform or shall be delayed in the performance of any obligation hereunder, then this Lease and the obligation of Tenant to pay the Base Rent or additional items of Rent and to perform and comply with all of the other covenants and agreements hereunder shall be abated for the duration of such inability of Landlord to perform to the extent and such inability results in Tenant’s inability to reasonably utilize the Premises for the purpose set forth herein. Landlord shall exercise due diligence in undertaking to remedy such inability to perform or delay in performance with all reasonable dispatch, but shall not be required to adjust a labor dispute against its will.

17.09. TENANT AUTHORIZATION.

If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant is a duly organized and existing corporation, that Tenant has and is qualified to do business in Texas, that the corporation has full right and authority to enter into this Lease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Tenant is a general partnership, limited partnership, trust, or other legal entity, each individual executing this Lease on behalf of said entity represents and warrants that he or she is duly authorized to execute this Lease on behalf of such entity and in accordance with such entity’s governing instruments, and that this Lease is binding upon such entity. Upon the Landlord’s request, Tenant shall furnish Landlord with proper proof of due authorization for Tenant’s execution of this Lease as Landlord shall require.

17.10. BROKER.

Tenant and Landlord each represents and warrants to the other that Tenant and Landlord, respectively, have dealt with, and only with, the entities or persons listed as Brokers in Section 1.01(j) above as real estate brokers in connection with this Lease, and that, insofar as Tenant and Landlord, respectively, knows, no other broker negotiated this Lease or is entitled to any commission in connection herewith. Landlord has agreed pursuant to a separate agreement with such Brokers to pay a commission in connection with this Lease. Landlord, as to any commission covered by such agreement with the Brokers, and Tenant and Landlord, respectively, as to any claims outside of such agreement, shall indemnify and hold harmless the other from and against all claims (and costs of defending against and such claims) of any broker or similar parties claiming by, through, or under Tenant and Landlord, respectively, in connection with this Lease.

17.11. MEMORANDUM OF LEASE.

Without the prior written consent of Landlord (which may be granted or withheld in Landlord’s sole discretion), Tenant shall not record this Lease or a memorandum or other instrument with respect to this Lease.

17.12. PARKING.

Tenant shall be permitted to use, on a non-exclusive basis certain parking spaces during the Term as more fully provided for in Exhibit “D” hereto. Use of the parking spaces is subject to such rules and regulations governing the use as Landlord may from time to time prescribe, including the designation of specific areas in which automobiles owned by Tenant, its employees, agents and invitees shall be part. Tenant shall furnish to Landlord upon request a complete list of license numbers and physical description of all automobiles operated by Tenant, and its employees.

17.13. TAXES ON TENANT’S PROPERTY.

Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant on the Premises if such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same, or if the assessed value of the Project is increased by the inclusion of personal property, furniture or fixtures, placed by Tenant on the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord within 10 business days of notice and demand, that part of such taxes for which Tenant is primarily liable hereunder, and, if such taxes are delinquent, together with interest thereon until paid at the rate set forth in Section 15.06 hereof.

17.14. LANDLORD’S RIGHTS IN EVENT OF NON-RENEWAL.

During the last one hundred eighty (180) days of the Term, Landlord or any person authorized by Landlord, with written notice to Tenant, may during normal business hours, exhibit the same to prospective tenants, and place in or about the Premises at such places as may be determined by Landlord and Tenant, “For Rent” signs or notices. Such entry or actions permitted herein shall not constitute eviction of Tenant.

17.15. JOINT AND SEVERAL LIABILITY.

If there is more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of the obligations hereunder imposed upon Tenant, there shall be a joint and several obligation of Tenant and such guarantor, and Landlord shall not be required to first proceed against Tenant before proceeding against such guarantor, nor shall any such guarantor be released from its guaranty for any reason whatsoever.

17.16. COUNTERCLAIM AND JURY TRIAL.

[DELETED]

17.17. TIME OF ESSENCE.

Time is of the essence of this Lease and all of its provisions in which performance is a factor.

17.18. ENTIRE AGREEMENT.

This Lease, including Exhibits “A” through “G” (including “A-1”, “C-1”, “D-1”, “F-1” and “F-2”) and Supplements, if any, attached hereto (which Exhibits and Supplements are hereby incorporated herein and shall constitute a portion hereof), contains the entire agreement between Landlord and Tenant with respect to the subject matter hereof.

17.19. AMENDMENT.

Any agreement hereafter made between Landlord and Tenant shall be ineffective to modify, release or otherwise affect this Lease, in whole or in part, unless such agreement is in writing and signed by the party to be bound thereby.

17.20. SEVERABILITY.

If any term or provision of this Lease shall, to any extent, be held invalid or unenforceable by a final judgment of a court of competent jurisdiction, the remainder of this Lease shall not be affected thereby.

17.21. SUCCESSORS.

Subject to the limitations and conditions set forth elsewhere herein, this Lease shall bind and inure to the benefit of the respective heirs, legal representatives, successors, and assigns of the parties hereto. All rights, powers, privileges, immunities, and duties of Landlord under this Lease, including, but not limited to, any notices required or permitted to be delivered by Landlord to Tenant hereunder, may, at Landlord’s option, be exercised or performed by Landlord’s agent or attorney.

17.22. CAPTIONS.

The captions in this Lease are inserted only as a matter of convenience and for reference only and they in no way define, limit, or describe the scope of this Lease or the intent of any provisions hereof.

17.23. NUMBER AND GENDER.

All genders used in this Lease shall include the other genders, the singular shall include the plural, and the plural shall include the singular, whenever and as often as may be appropriate.

17.24. GOVERNING LAW.

This Lease shall be governed by and construed in accordance with the laws of the State of Texas.

17.25. CONFIDENTIALITY.

Although Landlord and Tenant acknowledge that this Lease may be disclosed to certain persons such as the parties’ attorneys, architects, designers, space planners, contractors, brokers, lenders, prospective lenders, future purchasers and prospective purchasers of the Project and other necessary persons as contemplated in this Lease (collectively, the “Necessary Parties”), Landlord and Tenant agree to keep the terms hereof confidential and to restrict, to the maximum extent reasonably possible, access to and knowledge of such terms. Specifically, and not by way of limitation of the foregoing, Landlord and Tenant each agree not to disclose the terms hereof to any other tenants in the Building, any real estate brokers or agents, or any competitors of Landlord or Tenant. Landlord and Tenant each agree to obtain a written agreement to abide by the terms of this Section from each Necessary Party to whom the terms of this Lease are disclosed, prior to such disclosure. The above agreements and terms shall not be binding upon the Landlord or the Tenant or its respective agents, attorneys or other Necessary Parties as above described if such compliance would be in violation of any applicable law, court order, subpoena and/or other judicial exercise.

17.26. RENEWAL OPTION.

So long as there is then no uncured Event of Default by Tenant under this Lease and there have not been two or more monetary events of default by Tenant during the Initial Term, Tenant shall have the option to renew this Lease (the “Renewal Option”) for one (1) additional term of five (5) years (the “Renewal Period”) by delivery of written notice of the exercise of such Renewal Option to Landlord (the “Renewal Notice”) no earlier than twelve (12) months nor later than nine (9) months prior to the expiration of the Initial Term. In the event that Tenant does not timely and properly exercise Tenant’s Renewal Option, all rights of renewal set forth in this Section, shall terminate and be of no further force or effect. Tenant must exercise the Renewal Option as to all of the then existing Premises. The Renewal Period shall be on the same terms and conditions as are provided in this Lease, except that the Base Rent for the Renewal Period shall be equal to the Fair Market Value Rental (defined in Section 17.27 below) as of the date of the Fair Market Value Rental Notice, and there shall be no Improvement Allowance. If the Lease Term is extended pursuant to Tenant’s exercise of the Renewal Option, Landlord shall prepare, and Landlord and Tenant will execute and deliver an amendment to this Lease extending the Term and specifying the new Base Rent as the Fair Market Value Rental; provided, however, that the failure of the parties to enter into such an amendment will not affect the validity of Tenant’s exercise of the Renewal Option or the obligations of the parties during the Renewal Period.

17.27. FAIR MARKET VALUE RENTAL.

(a) As used in this Lease, “Fair Market Value Rental” means the prevailing rental rate being charged per square foot of Rentable Area per year in comparable office buildings in the suburban Houston, Texas area for renewal leases of comparable space consisting of at least 10,000 but no more than 30,000 square feet of Rentable Area (taking into account the use, locale, floor level within the building, definition of rentable area, lease term, commencement date, when the comparable rate was contracted for, the number and cost of parking spaces, leasehold improvements existing or to be provided, quality, age, and location of the comparable building, extent of services provided, distinction between “gross” and “net” lease, base year or other amount allowed by Landlord for payment of building operating expenses, expense stop, rental and the time the particular rental under consideration became or is to become effective, brokerage fees and cash concessions, refurbishment and other allowances); provided that if less than five (5) such lease transactions involving at least 10,000 but no more than 30,000 square feet of Rentable Area have been completed within the preceding twelve (12) month period, then the five (5) most reasonably comparable lease transactions completed within the preceding twelve (12) month period shall be used. If Fair Market Value Rental is to be determined pursuant to the provisions of this Lease, within ten (10) days after Landlord receives the Renewal Notice triggering the determination of Fair Market Value Rental, Landlord shall deliver a notice to Tenant in writing of Landlord’s good faith determination of the Fair Market Value Rental (the “Fair Market Value Rental Notice”) specifying Landlord’s determination of the Fair Market Value Rental applicable as of the date of the Fair Market Value Rental Notice, and Tenant shall have a period of fifteen (15) days after receipt of such notice (the “Tenant Review Period”) to make one of the following elections by written notice (the “Final Notice”) to Landlord:

(1) accept Landlord’s determination of the Fair Market Value Rental; or

(2) object to Landlord’s determination of the Fair Market Value Rental, in which event the determination of the Fair Market Value Rental shall be determined in accordance with the provisions set forth in Section 17.27(b) below.

(b) Failure of Tenant to deliver the Final Notice within such fifteen (15) day Tenant Review Period shall conclusively be deemed its election of Section 17.27(a)(1), but if Tenant provides a Final Notice objecting as set forth in Section 17.27(a)(2), then the Fair Market Value Rental shall be determined in accordance with the following terms and provisions:

(1) Within five (5) days after the expiration of the Tenant Review Period (assuming that Landlord and Tenant cannot agree on the Fair Market Value Rental during the Tenant Review Period), Landlord and Tenant shall each select an appraiser of its choice and give the other written notice of such appraiser’s name, address and telephone number. If either party fails to timely deliver to the other party written notice of such party’s selected appraiser, such party shall have no further right to select an appraiser and the determination of Fair Market Value Rental by the single appraiser timely selected shall be the Fair Market Value Rental for purposes hereof.

(2) The two (2) selected appraisers shall attempt to mutually determine the Fair Market Value Rental applicable as of the date of the Fair Market Value Rental Notice, and, if the two (2) selected appraisers agree on the Fair Market Value Rental, then the Fair Market Value Rental shall be as determined by the two (2) selected appraisers. If the two (2) selected appraisers cannot agree on the Fair Market Value Rental within twenty (20) days after the Tenant Review Period, then the two (2) selected appraisers shall immediately select another individual as a third appraiser, and shall furnish Landlord and Tenant written notice of such appraiser’s name, address and telephone number. All appraisers selected shall be appraisers who hold the MAI designation from the American Institute of Real Estate Appraisers, unless Landlord and Tenant shall otherwise agree in writing, each having at least five (5) years’ experience in the appraisal of commercial office buildings and leases in the Houston Metropolitan Area.

(3) Each of the three (3) selected appraisers shall then individually determine the Fair Market Value Rental applicable as of the date of the Fair Market Value Rental Notice within ten (10) days after the selection of the third appraiser and the then applicable Fair Market Value Rental shall be the average of the closest two (2) of the three (3) appraisals, and the three (3) appraisers shall notify Landlord and Tenant as to their determination, which amount shall be the applicable Fair Market Value Rental.

(4) All fees, costs and expenses incurred in connection with obtaining the appraisals and the procedure set forth in this paragraph shall be shared equally by Landlord and Tenant; however, Landlord and Tenant shall each bear their own attorneys’ fees incurred with respect to this procedure.

17.28. RIGHT OF REFUSAL.

(a) As used herein, the term “Right of Refusal Space” shall mean and refer to all portions of the Rentable Area of the Building other than the Premises, such Right of Refusal Space being shown on page 1 of Exhibit “A-1” attached hereto by cross-hatching and being designated Preferential Lease 30,767 NRA (containing approximately 30,767 square feet of Rentable Area). After Landlord has initially leased the Right of Refusal Space to one or more tenants other than the Tenant hereunder (the “First Lease(s)), and subject to the rights of such other tenants (including without limitation all renewal and extension rights) under the First Lease(s), and further subject to the right of refusal of OEG, L.L.C. (“OEG”) to the space shown by cross-hatching on page 2 of Exhibit “A-1” and being designated Preferential Lease 7,689 NRA (containing approximately 7,689 square feet of Rentable Area and being herein referred to as the “OEG Refusal Space”), and further provided that at such time: (i) there does not exist an uncured Event of Default under the Lease by Tenant and there have not been two or more monetary events of default by Tenant during the Initial Term; (ii) Tenant’s financial condition is of the same or better quality as it was on the Effective Date of the Lease, as reasonably determined by Landlord; (iii) Tenant has not subleased or assigned any portion of the Premises; (iv) the bona fide offer to lease described below contains a rent commencement date which is to occur at least one year prior to the then scheduled expiration of this Lease; and (v) Tenant’s Renewal Option has not terminated; then upon receipt by Tenant from Landlord of the “Right of Refusal Notice” (defined below); Tenant shall have an option during the Term of the Lease (the “Refusal Option”) to lease the Right of Refusal Space on the terms and conditions set forth in this Section. After the Effective Date of this Lease and the execution of the First Lease with respect to each portion of the Right of Refusal Space and until the earlier of the exercise of the Right of Refusal, the termination of the Right of Refusal or the termination of the Lease, Landlord shall be obligated to deliver written notice (the “Right of Refusal Notice”) to Tenant containing the terms of any bona fide offer by a third party to lease all or part of the Right of Refusal Space (excluding any renewal, expansion or other exercise of rights under any First Lease), which offer contains a rent commencement date which is to occur at least one year prior to the then scheduled expiration of this Lease, and which offer Landlord is willing to accept. Within seven (7) business days following Tenant’s receipt of the Right of Refusal Notice (or in the case of any Right of Refusal Notice as to all or any part of the OEG Refusal Space, within 7 days after Landlord notifies Tenant in writing that OEG has failed to exercise its prior right to lease such space), Tenant shall either (i) notify Landlord in writing that Tenant is electing not to exercise the Refusal Option; or (ii) notify Landlord in writing that Tenant is exercising its Refusal Option. If Tenant elects not to exercise the Refusal Option or fails to timely exercise its Refusal Option, then Landlord shall have the right for a period of six (6) months to lease the applicable portion of the Right of Refusal Space to the proposed tenant or any affiliate thereof in accordance with the terms set forth in the Right of Refusal Notice or on terms which are not materially less favorable to Landlord. If Landlord fails during such six month period to so lease the applicable space (or if so leased, at such time as such lease terminates), such space shall once again be a part of the Right of Refusal Space and shall be subject to Tenant’s rights under this Section. In the event Tenant elects to exercise the Refusal Option, the lease of the Right of Refusal Space designated in the Right of Refusal Notice shall be on the same terms and conditions as are set forth in the Right of Refusal Notice, except that the applicable lease term shall be coterminous with the Term of this Lease (including the Renewal Option above) and any and all leasehold improvements and/or allowances existing or to be provided, refurbishment allowances, rental abatement and other benefits as are set forth in the Right of Refusal Notice shall be adjusted to reflect any difference between the term of the proposed third party lease in the Right of Refusal Notice as compared to the Term of this Lease (as extended if applicable as set forth hereinbelow). In the event Tenant elects to exercise the Refusal Option, Landlord shall provide to Tenant within ten (10) business days after Landlord’s receipt of Tenant’s exercise of the Right of Refusal an appropriate amendment to the Lease setting forth the terms applicable to the Right of Refusal Space and Tenant shall execute such amendment (the “Amendment”) within ten (10) days after receipt thereof. Rent shall commence upon the first to occur of: (i) the rent commencement date as set forth in the third party offer as supplemented by the Right of Refusal Notice; or (ii) thirty days (30) after the date of execution of the Amendment. In the event that Tenant intends to exercise its Refusal Option at any time during the last twenty-four (24) months of the Initial Term, then as a condition to the effectiveness of such exercise, and provided Tenant’s Renewal Option has not terminated, Tenant and Landlord will enter an extension of the Term of the Lease applicable to the Premises and the Right of Refusal Space for a period of time that will be sixty (60) months from the rent commencement date applicable to the Right of Refusal Space.

(b) Tenant’s right to exercise the Refusal Option under this Exhibit shall terminate following the occurrence of any of the following events: (a) a termination of Tenant’s right to occupy all or any portion of the Premises; (b) Tenant sublets or assigns any portion of the Premises or this Lease; (c) Tenant abandons any portion of the Premises; and/or (d) the expiration or earlier termination of the Lease.

17.28. TENANT’S TERMINATION RIGHT.

Provided that there is no uncured Event of Default by Tenant, Tenant shall have the right to terminate this Lease in its entirety as to all but not part of the Premises effective as of the end of the sixtieth (60th) month of the Initial Term of this Lease (the “Termination Date”) by giving Landlord written notice (the “Termination Notice”) of such termination at least nine (9) months prior to the Termination Date and paying Landlord the termination payment at the time such Termination Notice is given (“Termination Payment”) which shall be equal to the sum of: (a) the unamortized portion (as of the Termination Date) of the sum of the lease brokerage commissions and the Improvement Allowance with respect to this Lease, based on the amortization of such sum in equal monthly installments over the eighty-four (84) month portion of the Initial Term of this Lease occurring after the Commencement Date at an assumed interest rate of ten percent (10%) per annum; plus (b) three (3) months Rent. Tenant’s right to terminate this Lease shall itself terminate if Tenant fails to timely exercise such right as provided in this Section, time being of the essence with respect to Tenant’s exercise thereof. Notwithstanding the foregoing, Tenant’s termination of this Lease pursuant to this Section shall, at Landlord’s option, have no force and effect if as of the designated Termination Date there exists an uncured Event of Default under the Lease by Tenant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

LANDLORD NK IV TECH, LTD., a Texas limited partnership		TENANT TESCO CORPORATION (US), a Deleware corporation

By:	KMP VENTURES, LLC
	a Texas limited liability company	By:	/s/ Michael Kearney
	Its: Sole General Partner	Name: Michael Kearney Title: CFO

By:	/s/ Kirk M. Pfeffer
Name: Kirk M. Pfeffer Title: President